Exhibit (h)(130)

FORM OF [FOURTH] AMENDMENT TO JANUS INVESTMENT FUND

ADMINISTRATION AGREEMENT

JANUS HENDERSON GLOBAL ALLOCATION FUNDS

THIS AMENDMENT is made this [1ST day of November, 2019], between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), on behalf of Janus Henderson Global Allocation Fund – Conservative, Janus Henderson Global Allocation Fund – Moderate, Janus Henderson Global Allocation Fund - Growth (together, the “Funds”), each a separate series of the Trust, and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).

WITNESSETH:

WHEREAS, JCM and the Trust, on behalf of the Portfolios, are parties to an Administration Agreement dated December 30, 2005, as amended (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

WHEREAS, pursuant to Section 9 of the Agreement, the Agreement may be amended by the parties only if such amendment is in writing and signed by the parties to the Agreement;

WHEREAS, the parties desire to reflect that the Funds shall incur appropriate custody fees attributable to each Fund; and

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

1.        Section 6 of the Agreement shall be deleted in its entirety and replaced with the following:

6.        Expenses Borne by the Trust. The Trust shall bear the following expenses: any compensation, fees, or reimbursements which the Trust pays to its Trustees who are not interested persons of JCM (“Independent Trustees”); fees and expenses of counsel to the Independent Trustees; fees and expenses of consultants to the Portfolios; custody fees; audit expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions; blue sky registration costs; interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); expenses of shareholder meetings, including the preparation, printing and distribution of proxy statements, notices and reports to shareholders; expenses of printing and mailing to existing shareholders prospectuses, statements of additional information, shareholder reports and other materials required to be mailed to shareholders by federal or state laws or regulations; transfer agency fees and expenses payable pursuant to a transfer agency agreement between the Trust and Janus Services on behalf of the Portfolios; and any litigation and other extraordinary expenses.

2.        The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

3.        This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC

By:
Name: Title:

JANUS INVESTMENT FUND

By:
Name: Title:

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